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                             FORM OF TAX OPINION

                                                                       EXHIBIT 8

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                                                PricewaterhouseCoopers LLP
                                                Suite 800W
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                                                Telephone (202) 414 1000
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Board of Directors
The Colonial BancGroup, Inc.
P.O. Box 1108
Montgomery, AL 36104

August 30, 2001

  Re:   Merger of The Colonial BancGroup, Inc. and Manufacturers BancShares,
        Inc.

Ladies and Gentlemen:

You have requested the opinion of PricewaterhouseCoopers LLP ("the Firm") as to certain U.S. Federal income tax consequences of the transaction contemplated by the Agreement and Plan of Merger dated June 18, 2001 (the "Agreement"), by and among The Colonial BancGroup, Inc. ("BancGroup"), a Delaware corporation, and Manufacturers BancShares, Inc. ("Manufacturers"), a Florida corporation.
Section I of this letter (the "Opinion Letter") contains the facts upon which our opinion is based. Section II contains our opinion (the "Opinion") and certain underlying assumptions. Section III contains qualifications of, and limitations on, the Opinion.

Unless otherwise indicated, all "section" references used herein refer to the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury regulations promulgated thereunder (the "Regulations").

I.   Facts
     -----

BancGroup is a multi-state bank holding company listed on the New York Stock Exchange ("NYSE") and trading under the symbol "CNB." Manufacturers represents one of the largest community banks in the Tampa, FL area.

A.  The Merger
    ----------

Pursuant to the Agreement and in accordance with the Florida Business Corporation Act (the "FBCA") and the Delaware General Corporation Law (the "DGCL"), Manufacturers will merge with and into BancGroup (the "Merger") on [DATE] (the "Closing Date"). The Merger will be effective as of the filing of the Certificate of Merger with the Secretary of State
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of the State of Delaware (the "Effective Date"). Upon the Merger, Manufacturers
will cease to exist and BancGroup will continue as the surviving corporation, carrying on Manufacturers banking operations.

On the Effective Date, by virtue of the Merger, and without any action on the part of BancGroup, Manufacturers, or any holder of Manufacturers common stock,
(i) each share of Manufacturers common stock issued and outstanding immediately prior to the Merger (other than any share for which dissenters' rights are exercised under the FBCA (a "Dissenting Share")) will be exchanged for 1.60 shares of BancGroup common stock, adjusted as follows: (A) if the Market Value of BancGroup common stock is less than $11.50, then each share of Manufacturers common stock outstanding at the Effective Date shall be converted into the number of shares of BancGroup common stock that shall equal $18.40 divided by the Market Value of the BancGroup common stock, and (B) if the Market Value of BancGroup common stock is greater than $13.50, then each share of Manufacturers common stock outstanding at the Effective Date shall be converted into the number of shares of BancGroup common stock that shall equal $21.60 divided by the market value of BancGroup Common Stock. For this purpose, the term "Market Value" is defined as the average of the closing prices of the BancGroup common stock as reported by the NYSE on each of the ten (10) trading days ending on the trading day five (5) trading days immediately preceding the Effective Date.

On the Effective Date, BancGroup will also assume all BancShares outstanding options. After the Merger, such options shall represent the right to acquire BancGroup common stock on substantially similar terms applicable to the BancShares options, except as specified in the Agreement.

The Agreement also provides that, in lieu of issuing fractional shares, BancGroup will pay to each former Manufacturers shareholder that would have otherwise received a fractional share of BancGroup Common Stock cash equal to the value of such fractional share.

B.  Dissenting Shares
    -----------------

Pursuant to the Agreement, Manufacturers shareholders that do not wish to participate in the Merger are entitled to certain rights provided under the FBCA. Under the FBCA, dissenters generally would be entitled to consideration other than an equity interest in BancGroup in an amount equal to the fair market value of their interest in Manufacturers before the merger. Any Manufacturers shareholder that perfects their rights as a dissenting shareholder under the FBCA will be compensated as such by BancGroup.
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C.  Tax Treatment
    -------------

The Agreement provides that Manufacturers and BancGroup intend to cause the Merger to be recognized as a reorganization under Section 368(a)(1)(A).

II.  Opinion

For purposes of the Opinion set forth below, we have reviewed and relied upon the copies or originals, certified or otherwise identified, of the following documents, including all schedules and exhibits attached thereto: (i) the Agreement; (ii) the Registration Statement on Form S-4 containing the Joint Proxy Statement/Prospectus prepared by BancGroup and Manufacturers in connection with the Merger and filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended; and (iii) factual representations from officers of both BancGroup and Manufacturers provided in connection with the Merger, evidenced by signed letters dated [insert date].

In addition, we have assumed that (i) the statement of facts in Section I hereof is a complete and accurate statement of the material facts relating to the Merger, (ii) both BancGroup and Manufacturers will comply with all reporting obligations with respect to the Merger required under both the Code and the Regulations; and (iii) all signatures on all documents presented to us are genuine, all documents submitted to us as originals or reproductions thereof are accurate originals or reproductions thereof, all information submitted to us was accurate, true and authentic, and all persons executing and delivering originals or copies of documents examined by us were duly authorized and competent to execute and deliver such documents. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, and assumptions, could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service by BancGroup or Manufacturers as to the U.S. federal income tax consequences of any aspect of the Merger.

Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion that the Merger will constitute tax-free reorganization described in section 368(a)(1)(A) of the Code.

As such, the Merger will have the following U.S. federal income tax consequences:

1) No gain or loss will be recognized by Manufacturers' shareholders on the exchange of shares of Manufacturers common stock for shares of BancGroup common stock under section 354;
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2)  The aggregate basis of BancGroup common stock received by each Manufacturers shareholder (including any fractional shares of BancGroup common stock deemed received, but not actually received), will be the same as the aggregate tax basis of the shares Manufacturers common stock surrendered in the exchange therefor under section 358;

3) The holding period of the shares of the BancGroup common stock received by each Manufacturers shareholder will include the period during which the shares of Manufacturers common stock exchanged therefor were held, provided that the shares of Manufacturers common stock were a capital asset in the holder's hands as of the Effective Date under section 1223(1);

4) Cash payments received by each Manufacturers shareholder in lieu of a fractional share of BancGroup common stock will be treated for federal income tax purposes as if the fractional share had been issued in the exchange and then redeemed by BancGroup. Gain or loss will be recognized on the redemption of the fractional share and generally will be capital gain or loss if the Manufacturers common stock is a capital asset in the hands of the holder under section 302 and Rev. Rul. 66-365, 1966-2, C.B. 116;

5) No gain or loss will be recognized by Manufacturers upon the transfer of its assets and liabilities to BancGroup under section 361. No gain or loss will be recognized by BancGroup upon the receipt of the assets and liabilities of Manufacturers under section 1032;

6) The basis of the assets of Manufacturers acquired by BancGroup will be the same as the basis of the assets in the hands of Manufacturers immediately prior to the Merger under section 362(b);

7) The holding period of the assets of Manufacturers acquired by BancGroup will include the period during which such assets were held by Manufacturers under section 1223(2);

8) No gain or loss will be recognized by Manufacturers' shareholders on the assumption and conversion of Manufacturers options into options to acquire BancGroup common stock under sections 354 and 356(d); and

9) A Manufacturers shareholder who dissents and receives only cash pursuant to dissenter's rights will recognize gain or loss. Such gain or loss will, in general, be treated as a capital gain or loss, measured by the difference between the amount of cash received and the tax basis of the shares of Manufacturers common stock converted, if the shares of Manufacturers common stock were held as capital assets under section 302. However, a
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    Manufacturers shareholder who receives only cash may need to consider the effects of section 302 and 318 of the Code in determining the federal income tax consequences of the transaction.

III. Caveats and Limitations

The conclusions reached in this Opinion represent and are based upon our best judgment regarding the application of federal income tax laws arising under the Code, judicial decisions, administrative regulations, published rulings and other tax authorities existing as of the date of this Opinion. This Opinion is not binding upon the Internal Revenue Service or the courts and there is no guarantee that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. The Firm undertakes no responsibility to advise any party or shareholder of any new developments in the application or interpretation of the federal income tax laws.

This Opinion is limited to the foregoing federal income tax consequences of the Merger as a reorganization pursuant to section 368(a)(1)(A) of the Code. This Opinion does not address any other federal tax consequences of the transactions set forth herein, or transactions related or proximate to such transactions, except as specifically set forth herein. This Opinion does not address any state, local, foreign or other tax consequences that may result from any of the transactions set forth herein, or transactions related to such transactions. This Opinion is being furnished to you in connection with the Merger and may not be relied upon for any other transaction or purpose. We hereby consent to the filing of this Opinion as an exhibit to the aforementioned Joint Proxy Statement/Prospectus and to the reference to this firm under the caption "Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus.

This Opinion does not address any transactions other than those described herein. This Opinion does not address any transactions whatsoever if all the transactions described herein are not consummated as described herein without waiver or breach of any material provision thereof or if the assumptions set forth herein are not true and accurate at all relevant times.

Very Truly Yours,

PricewaterhouseCoopers LLP